GOLDEN STATE HOLDINGS INC. AND SUBSIDIARIES
         RATIO OF EARNINGS TO COMBINED FIXED CHARGES, MINORITY INTEREST
                          AND PREFERRED STOCK DIVIDENDS
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                                                                                         Years Ended December 31,
                                                                 -------------------------------------------------------------------
                                                                    2000           1999           1998          1997         1996
                                                                 ----------     ----------     ----------     --------     --------
FIXED CHARGES (EXCLUDING INTEREST ON DEPOSITS):
-----------------------------------------------
Interest on borrowings                                           $2,029,598     $1,578,096     $  983,013     $693,819     $388,626
Total fixed charges (excluding interest on deposits)              2,029,598      1,578,096        983,013      693,819      388,626
Rent interest factor                                                 12,870         12,830          9,060        7,857        5,044
Income before income taxes, minority interest and
     and extraordinary item                                         692,959        686,783        450,357      297,861      549,208
Earnings                                                          2,735,427      2,277,709      1,442,430      999,537      942,878
Fixed charges (excluding interest on deposits)                    2,042,468      1,590,926        992,073      701,676      393,670
Minority interest and preferred stock dividends                      26,987        113,941        110,527      102,135       48,045
Combined fixed charges excluding interest on deposits,
     minority interest and preferred stock dividends              2,069,455      1,704,867      1,102,600      803,811      441,715
Ratio of earnings to combined fixed charges (excluding
     interest on deposits), minority interest and
          preferred stock dividends                                    1.32x          1.34x          1.31x        1.24x        2.13x

FIXED CHARGES (INCLUDING INTEREST ON DEPOSITS):
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Interest on deposits                                             $  928,407    $   888,286    $   791,112     $746,985     $419,174
Interest on borrowings                                            2,029,598      1,578,096        983,013      693,819      388,626
Total fixed charges (including interest on deposits)              2,958,005      2,466,382      1,774,125    1,440,804      807,800
Rent interest factor                                                 12,870         12,830          9,060        7,857        5,044
Income before income taxes, minority interest and
     extraordinary item                                             692,959        686,783        450,357      297,861      549,208
Earnings                                                          3,663,834      3,165,995      2,233,542    1,746,522    1,362,052
Fixed charges (including interest on deposits)                    2,970,875      2,479,212      1,783,185    1,448,661      812,844
Minority interest and preferred stock dividends                      26,987        113,941        110,527      102,135       48,045
Combined fixed charges (including interest on deposits),
     minority interest and preferred stock dividends              2,997,862      2,593,153      1,893,712    1,550,796      860,889
Ratio of earnings to combined fixed chares (including
     interest on deposits), minority interest and
          preferred stock dividends                                    1.22x          1.22x          1.18x        1.13x        1.58x
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